Exhibit 3.1

AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

OPES ACQUISITION CORP.

Pursuant to Section 242 of the

Delaware General Corporation Law

The undersigned, being a duly authorized officer of OPES ACQUISITION CORP. (the “Corporation”), a corporation existing under the laws of the State of Delaware, does hereby certify as follows:

1.        The name of the Corporation is Opes Acquisition Corp.

2.        The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on July 24, 2017. An Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on March 13, 2018.

3.        This Amendment to the Amended and Restated Certificate of Incorporation further amends the Amended and Restated Certificate of Incorporation of the Corporation.

4.        This Amendment to the Amended and Restated Certificate of Incorporation was duly adopted by the affirmative vote of the holders of a majority of the stock entitled to vote at a meeting of stockholders in accordance with ARTICLE SIXTH of the Amended and Restated Certificate of Incorporation and the provisions of Sections 242 the General Corporation Law of the State of Delaware (the “GCL”).

5.       The text of Article SIXTH, subsection A.5 of the Amended and Restated Certificate of Incorporation is hereby amended and restated to read in full as follows:

“5. “Termination Date” means November 15, 2019.

IN WITNESS WHEREOF, I have signed this Amendment to the Amended and Restated Certificate of Incorporation this 16th day of September, 2019.

By:	/s/ Miguel Angel Villegas
Name: Miguel Angel Villegas
Title: Chief Financial Officer